UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Analysts International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0905408
(State of Incorporation or Organization)	(I.R.S. Employer
Identification no.)

7700 France Ave. S., Minneapolis, Minnesota	55435
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Common Share Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:

N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

Analysts International Corporation, a Minnesota corporation (the “Company”), hereby makes reference to its (i) Registration Statement on Form 8-A (File No. 001-33981) filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2008 (the “Registration Statement”), relating to the Amended and Restated Rights Agreement (the “Rights Agreement”) dated as of February 27, 2008 between the Company and Wells Fargo Bank, N.A. as Rights Agent (the “Rights Agent”),  (ii) Amendment No. 1 to the Registration Statement on Form 8-A/A (File No. 000-33981) filed with the SEC on May 25, 2010 (“Amendment No. 1”), relating to the amendment of the Rights Agreement, and (iii) Amendment No. 2 to the Registration Statement on Form 8-A/A (File No. 000-33981) filed with the SEC on May 26, 2010, relating to the correction of a typographical error in Amendment No. 1 (“Amendment No. 2” and, collectively with the Registration Statement and Amendment No. 1, the “Amended Registration Statement”).  The Company hereby amends Items 1 and 2 of the Amended Registration Statement as set forth below.

Item 1. Description of Registrant’s Securities to be Registered

The response to Item 1 of the Amended Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On August 27, 2013, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with American CyberSystems, Inc., a Georgia corporation (“Parent”), and ACS Merger Corp., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”).  In connection with the execution of the Merger Agreement, the Company and the Rights Agent entered into Amendment No. 2 to the Rights Agreement, dated as of August 27, 2013 (the “Rights Plan Amendment”).

The Rights Plan Amendment (i) renders the rights issued pursuant to the Rights Agreement inapplicable to the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement (the “Transactions”); and (ii) ensures that (A) none of Parent, Merger Sub or any other direct or indirect subsidiary of Parent is or shall become an Acquiring Person (as defined in the Rights Agreement) solely as a result of the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or any other Transaction; (B) no Distribution Date (as defined in the Rights Agreement) or Shares Acquisition Date (as defined in the Rights Agreement) will occur, and that no holder of any rights issued under the Rights Agreement will be permitted to exercise any of such rights or to receive a Right Certificate (as defined in the Rights Agreement), solely by reason of the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or any of the Transactions; and (C) the Final Expiration Date (as defined in the Rights Agreement) will occur immediately prior to the date and time the Merger becomes effective pursuant to the Merger Agreement.

The foregoing summary of the revisions reflected in the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Plan Amendment, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2013.

Item 2. Exhibits

The following exhibit is hereby added to Item 2 of the Amended Registration Statement:

4.1                                                                               Amendment No. 2 to Amended and Restated Rights Agreement, dated as of August 27, 2013, by and between the Company and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on August 28, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	August 28, 2013	ANALYSTS INTERNATIONAL CORPORATION

/s/ Lynn Blake
Lynn L. Blake
Senior Vice President, Chief Financial Officer